EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Reports Financial Results for Second Quarter of 2012

WEST CHESTER, OH, July 24, 2012 – AK Steel (NYSE: AKS) today reported a net loss of $724.2 million, or $6.55 per diluted share of common stock, for the second quarter of 2012. The 2012 second quarter results include the effects of a non-cash charge of $736.0 million, or $6.65 per diluted share, for a valuation allowance for the company’s deferred tax assets. As discussed more fully below, a tax valuation allowance is required under accounting principles to record the effect on income tax expense of a change in the potential future realization of the company’s deferred tax assets. This accounting treatment is subject to reversal upon a return by the company to sustained profitability.
Excluding the effects of this charge, the company’s adjusted net income for the second quarter of 2012 was $11.4 million, or $0.10 per diluted share. These results reflect an improvement over the net loss of $11.8 million, or $0.11 per diluted share, incurred in the first quarter of 2012. They compare to net income of $33.1 million, or $0.30 per diluted share, for the second quarter of 2011.
The following schedule presents selected quarterly financial data for 2012:

	Three Months Ended
(dollars in millions, except per share data)	June 30, 2012	March 31, 2012
Operating profit	$56.7	$4.1
Net income (loss) attributable to AK Steel Holding Corporation, as reported	(724.2)	(11.8)
Adjusted net income (loss) attributable to AK Steel Holding Corporation	11.4	(11.8)
Earnings (loss) per diluted share, as reported	(6.55)	(0.11)
Adjusted earnings (loss) per diluted share	0.10	(0.11)

Net sales for the second quarter of 2012 were $1,538.4 million on shipments of 1,335,800 tons, compared to sales of $1,791.9 million on shipments of 1,497,000 tons for the year-ago second quarter and sales of $1,508.7 million on shipments of 1,325,900 tons for the first quarter of 2012.

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The company said its average selling price for the second quarter of 2012 was $1,152 per ton, a 1% increase over the first quarter of 2012, and about 3% lower than the second quarter of 2011. The higher average selling price for the second quarter 2012 over the first quarter of 2012 was primarily due to a richer product mix and increased contract sales, partially offset by lower selling prices for spot market sales.
The company reported an operating profit for the second quarter of 2012 of $56.7 million, or $42 per ton, compared to $68.5 million, or $46 per ton, for the second quarter of 2011 and $4.1 million, or $3 per ton, for the first quarter of 2012. The 2012 second quarter operating results reflect an improvement of $52.6 million compared to the first quarter of 2012. The 2012 second quarter results include a LIFO credit of $18.3 million, compared to a LIFO charge of $38.8 million in the second quarter of 2011 and a LIFO credit of $12.4 million for the first quarter of 2012.
“During the second quarter, sluggish domestic and global economic conditions impacted shipment volumes and selling prices for our steel products,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Despite these market challenges, AK Steel recorded an improved operating profit and adjusted net income performance compared to the previous quarter.”
The company ended the second quarter of 2012 with $37.4 million of cash and cash equivalents and $671.7 million of availability under the company’s revolving credit facility, for total liquidity of approximately $709 million.

Valuation Allowance for Deferred Tax Assets
In accordance with generally accepted accounting principles (“GAAP”), the company regularly evaluates the need for a valuation allowance for its deferred tax assets. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating whether to record a valuation allowance, the applicable accounting standards deem that the existence of cumulative losses in recent years is a significant piece of negative evidence.
Consistent with the company’s guidance for the second quarter of 2012 included in a news release issued on June 18, 2012, the company assessed the relevant positive and negative evidence at the conclusion of the second quarter, including the effect of recent events, such as the current global economic outlook, declining selling prices and increases in foreign imports into the United States.

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As a result of this assessment, the company determined that, in accordance with GAAP, it was required to recorded a non-cash charge to income tax expense in the second quarter of 2012 in the amount of $736.0 million by recording a valuation allowance for its deferred tax assets.
While accounting rules specify that the net deferred tax assets must be written down to the amount supported by a tax-planning strategy and the future reversal of the company’s deferred tax liabilities, this accounting treatment has no effect on the ability of the company to use its net operating loss carryforwards and tax credits in the future to reduce cash tax payments.

Six-Month Results
For the first six months of 2012, the company reported a net loss of $736.0 million, or $6.66 per diluted share. The company reported net income for the corresponding 2011 period of $41.8 million, or $0.38 per diluted share. Excluding the effects of the tax valuation allowance charge recorded in 2012, the company would have reported an adjusted net loss of $0.4 million, or less than $0.01 per diluted share, for the first six months of 2012.
Sales for the first six months of 2012 were $3,047.1 million compared to $3,373.0 million in the first half of 2011. Shipments for the first half of 2012 were 2,661,700 tons compared to 2,920,100 tons in the first half of 2011. The company reported operating profit of $60.8 million, or $23 per ton, for the first six months of 2012 compared to $88.0 million, or $30 per ton, for same period in 2011. The negative effect on earnings caused by the decrease in sales and higher coal costs was partially offset by decreases in energy costs.
During the first half of 2012, the company contributed $170.2 million to its pension trust fund, which satisfies the company’s requirements for the full year.

Third Quarter 2012 Outlook
Due to continued uncertainty and volatility with respect to near-term economic conditions in the U.S. and in other markets served by the company, AK Steel is not providing detailed guidance for the company’s third quarter results at this time. The company said that it intends to provide such detailed third quarter guidance later during the quarter.

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However, in advance of that guidance, the company noted that it expects to incur approximately $28 million related to planned maintenance outage costs during the third quarter, compared to approximately $1 million in maintenance outage costs for the second quarter of 2012. The vast majority of this increased cost is associated with a planned blast furnace outage at the company’s Ashland Works. The company further noted that it expects to incur a net loss for the third quarter of 2012.
In addition, the company announced that it has elected to suspend its dividend, which will save the company about $22 million annually. This action will help enhance the company's financial flexibility and further support capital needs for the business.
As a result of the tax valuation allowance recorded in the second quarter of 2012, the company expects that its normal current year income tax provision will be mostly offset by a related change in the valuation allowance. However, LIFO income or expense for the year will result in changes in the value of the LIFO-related tax-planning strategy used to support the value of a portion of the deferred tax assets. Thus, the company’s current projection of LIFO income for 2012 is expected to result in income tax expense for the third quarter of 2012, as well as for the full year, regardless of pre-tax financial results.

Use of Non-GAAP Financial Measures
In certain of its disclosures in this news release, the company has adjusted its net income (loss) to exclude the effects of a tax valuation allowance charge. The company has made this adjustment because management believes that it enhances the understanding of the company's financial results.
Management believes that reporting adjusted net income (as a total and on a per share basis) with this item excluded more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.  In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to compare the company’s financial results to those of its competitors and to the company’s prior financial performance by excluding items which otherwise would distort the comparison. Also, although the tax valuation charge reduces reported net income, it is a non-cash charge.

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Management views the reported results of adjusted net income (loss) as an important operating performance measure and believes that the GAAP financial measure most directly comparable is net income (loss) (as a total and on a per share basis).  Adjusted net income (loss) is used by management as a supplemental financial measure to evaluate the performance of the business.  Management believes that this non-GAAP measure, when analyzed in conjunction with the company’s GAAP results and the accompanying reconciliations, provides additional insight into the financial trends of the company’s business versus the GAAP results alone.
Neither current shareholders nor potential investors in the company’s securities should rely on the adjusted net income (loss) results as a substitute for any GAAP financial measure and the company encourages investors and potential investors to review the reconciliations of adjusted net income (loss) to the comparable GAAP financial measure.
The following schedule reflects the reconciliation of the non-GAAP quarterly financial measures discussed in this news release:

	Three Months Ended	Six Months Ended
(dollars in millions, except per share data)	June 30, 2012	June 30, 2012
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$11.4	$(0.4)
Net effect on income tax expense from change in deferred tax asset valuation	(735.6)	(735.6)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(724.2)	$(736.0)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings (losses) per share	$0.10	$—
Net effect on income tax expense from change in deferred tax asset valuation	(6.65)	(6.66)
Basic and diluted earnings (losses) per share, as reported	$(6.55)	$(6.66)

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.

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The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Shipments (000 tons)	1,335.8	1,497.0	2,661.7	2,920.1
Selling price per ton	$1,152	$1,185	$1,145	$1,148

Net sales	$1,538.4	$1,791.9	$3,047.1	$3,373.0

Cost of products sold	1,392.4	1,633.5	2,801.4	3,102.6
Selling and administrative expenses	50.8	52.8	106.6	107.0
Depreciation	48.4	46.5	96.7	93.2
Pension and OPEB expense (income)	(9.9)	(9.4)	(18.4)	(17.8)
Total operating costs	1,481.7	1,723.4	2,986.3	3,285.0

Operating profit	56.7	68.5	60.8	88.0

Interest expense	21.8	11.6	38.0	20.2
Other income (expense)	(4.7)	—	(3.8)	3.4

Income before income taxes	30.2	56.9	19.0	71.2

Income tax provision due to tax law change	—	2.0	—	2.0
Income tax provision	747.8	22.5	743.5	28.3
Total income tax provision	747.8	24.5	743.5	30.3

Net income (loss)	(717.6)	32.4	(724.5)	40.9
Less: Net income (loss) attributable to noncontrolling interests	6.6	(0.7)	11.5	(0.9)

Net income (loss) attributable to AK Steel Holding Corporation	$(724.2)	$33.1	$(736.0)	$41.8

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(6.55)	$0.30	$(6.66)	$0.38

Weighted-average shares outstanding:
Basic	110.2	109.8	110.1	109.8
Diluted	110.2	110.2	110.1	110.2

Dividends declared and paid per share	$0.05	$0.05	$0.10	$0.10

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$37.4	$42.0
Accounts receivable, net	548.1	564.2
Inventory, net	723.3	418.7
Other current assets	75.4	249.5
Total current assets	1,384.2	1,274.4
Property, plant and equipment	5,963.3	5,967.2
Accumulated depreciation	(3,893.6)	(3,797.0)
Property, plant and equipment, net	2,069.7	2,170.2
Other non-current assets	447.1	1,005.3
TOTAL ASSETS	$3,901.0	$4,449.9

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Borrowings under credit facility	$325.0	$250.0
Accounts payable	631.8	583.6
Accrued liabilities	170.1	172.8
Current portion of long-term debt	0.7	0.7
Current portion of pension and other postretirement benefit obligations	127.0	130.0
Total current liabilities	1,254.6	1,137.1
Long-term debt	949.7	650.0
Pension and other postretirement benefit obligations	1,549.4	1,744.8
Other non-current liabilities	507.9	540.8
TOTAL LIABILITIES	4,261.6	4,072.7

Equity (deficit):
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 123,763,391 and 123,229,210 shares in 2012 and 2011; outstanding 110,616,930 and 110,284,228 shares in 2012 and 2011	1.2	1.2
Additional paid-in capital	1,931.3	1,922.2
Treasury stock, common shares at cost, 13,146,461 and 12,944,982 shares in 2012 and 2011	(173.3)	(171.6)
Accumulated deficit	(2,113.0)	(1,366.0)
Accumulated other comprehensive income (loss)	(14.0)	2.7
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(367.8)	388.5
Noncontrolling interests	7.2	(11.3)
TOTAL EQUITY (DEFICIT)	(360.6)	377.2
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,901.0	$4,449.9
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(724.5)	$40.9
Depreciation	90.0	93.2
Depreciation—SunCoke Middletown	6.7	—
Amortization	9.6	8.5
Deferred income taxes	735.0	28.0
Pension and OPEB expense (income)	(18.4)	(17.8)
Contributions to pension trust	(170.2)	(170.0)
Contributions to Middletown retirees VEBA	—	(65.0)
Other postretirement benefit payments	(33.2)	(38.4)
Working capital	(240.1)	(232.2)
Working capital—SunCoke Middletown	5.2	0.9
Other operating items, net	29.8	(8.5)
Net cash flows from operating activities	(310.1)	(360.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(17.9)	(66.3)
Capital investments—SunCoke Middletown	(17.6)	(130.4)
Other investing items, net	0.7	0.2
Net cash flows from investing activities	(34.8)	(196.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	75.0	275.0
Proceeds from issuance of long-term debt	373.3	—
Redemption of long-term debt	(73.7)	(0.4)
Debt issuance costs	(8.4)	(9.1)
Proceeds from exercise of stock options	—	0.2
Purchase of treasury stock	(1.7)	(1.4)
Common stock dividends paid	(11.0)	(11.0)
SunCoke Middletown advances from (repayments to) noncontrolling interest owner	(12.8)	130.9
Other financing items, net	(0.4)	1.5
Net cash flows from financing activities	340.3	385.7

Net decrease in cash and cash equivalents	(4.6)	(171.2)
Cash and cash equivalents, beginning of period	42.0	216.8
Cash and cash equivalents, end of period	$37.4	$45.6
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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Tons Shipped by Product
Stainless/electrical	227.5	245.7	442.4	470.1
Coated	597.9	631.3	1,181.1	1,253.1
Cold-rolled	277.1	318.1	563.1	662.9
Tubular	35.7	32.8	72.0	67.0
Subtotal value-added shipments	1,138.2	1,227.9	2,258.6	2,453.1
Hot-rolled	171.6	238.5	342.1	399.6
Secondary	26.0	30.6	61.0	67.4
Subtotal non value-added shipments	197.6	269.1	403.1	467.0
Total shipments	1,335.8	1,497.0	2,661.7	2,920.1

Shipments by Product (%)
Stainless/electrical	17.0%	16.4%	16.6%	16.1%
Coated	44.8%	42.2%	44.4%	42.9%
Cold-rolled	20.7%	21.2%	21.2%	22.7%
Tubular	2.7%	2.3%	2.7%	2.3%
Subtotal value-added shipments	85.2%	82.1%	84.9%	84.0%
Hot-rolled	12.8%	15.9%	12.9%	13.7%
Secondary	2.0%	2.0%	2.2%	2.3%
Subtotal non value-added shipments	14.8%	17.9%	15.1%	16.0%
Total shipments	100.0%	100.0%	100.0%	100.0%

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